Exhibit 19.1

Corporate Business Policy

Insider Trading Policy and Guidelines with Respect to Certain Transactions in Company Securities

PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines to officers and other employees of BioMarin Pharmaceutical Inc. (the “Company”) and members of the Company’s Board of Directors (the “Directors”) with respect to transactions in the Company’s securities.

SCOPE
It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the misuse of Material Nonpublic Information in securities trading, and any other violation of applicable securities laws.

RESPONSIBILITY

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This Policy applies to all transactions in the Company’s securities, including common stock, options and warrants to purchase common stock, restricted stock units, and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. This Policy applies to all members of the Company’s Board of Directors, all officers of the Company and all other employees of the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, (i) members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by them or subject to their influence and control (collectively referred to as “Family Members”), and (ii) any other individuals or entities whose transactions in securities they influence, direct or control, are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider, which persons shall also be deemed to be Insiders for the purposes of this Policy.

LIST OF ACRONYMS AND/OR DEFINITIONS

Term/Acronym	Definition
“Insider”
Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy. However, certain portions of this Policy only apply to the Company’s officers and Directors and certain other designated employees, such as compliance with the prescribed Blackout Period restrictions and pre-clearance procedures.

“Insider Trading Compliance Officer”	The Chief Legal Officer of the Company or his/her designee.
“Material Nonpublic Information”
Material information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, positive or negative, and whether or not it actually affects the market price of the Company’s securities, should be considered material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
1.financial results;
2.projections of future earnings or losses;
3.news of a pending or proposed merger, acquisition or tender offer;
4.news of a pending or proposed acquisition or disposition of significant assets;
5.news of a pending or proposed joint venture, partnership or significant partnership;
6.actions of regulatory agencies, particularly the U.S. Food and Drug Administration (FDA), European Medicines Agency (EMA), and the European Commission (EC);
7.impending bankruptcy or financial liquidity problems;
8.significant information related to clinical trials;
9.significant pricing changes;
10.stock splits and stock repurchase programs;
11.new equity or debt offerings;
12.significant litigation exposure due to actual or threatened litigation;
13.major cybersecurity incidents;
14.accounting restatements; and
15.changes in senior management.

POLICY
Trading on Material Nonpublic Information
•As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges and Nasdaq are open for trading.

•Except as set forth in this Policy, no Insider shall engage in any transaction involving the Company’s securities, including any purchase, sale, gift, offer to purchase, or offer to sell (other than pursuant to a trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) that was pre-cleared by the Company’s Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and continuing through the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. If such public disclosure occurs on a Trading Day before the markets open, then that day shall be considered the first Trading Day following the date of public disclosure. If such public disclosure occurs after the markets open on a Trading Day, then that day shall not be considered the first Trading Day following the date of public disclosure. For example, if the Company were to make an announcement of material information after markets close on a Monday, Insiders may not trade in the Company’s securities until Thursday.

Tipping
•No Insider shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Members or friends (commonly referred to as a “tippee”), nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
Confidentiality of Nonpublic Information
•Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden and a violation of Company’s employment policies.
POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION
Liability for Insider Trading
•Insiders may be subject to penalties and sanctions for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information, including civil penalties, SEC enforcement injunctions, criminal fines and jail time.
Liability for Tipping
•Insiders who tip others (“tippers”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers would be subject to the same penalties and sanctions described above, and the Securities and Exchange Commission (“SEC”) has imposed large penalties even when the tipper did not profit from the trading. The SEC, the stock exchanges and Nasdaq use sophisticated electronic surveillance techniques to uncover insider trading.
Control Persons
•The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to civil or criminal penalties.
Possible Company-Imposed Disciplinary Actions
•Insiders who violate this Policy shall also be subject to disciplinary action by the company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
MANDATORY GUIDELINES
Trading Blackout Period
•To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that Insiders having access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods refrain from conducting transactions (including gifts) involving the Company’s securities during a “Blackout Period,” subject to the exceptions set forth below. The Insiders subject to the prohibition on trading during Blackout Periods include Directors and officers and certain other employees designated by the Company’s Insider Trading Compliance Officer from time to time as subject to the Blackout Period prohibitions (collectively, “Designated Insiders”). Each of the following periods will constitute a “Blackout Period”:
The period commencing on the fifteenth (15th) calendar day of the third fiscal month of each fiscal quarter (i.e., March 15, June 15, September 15, and December 15, as applicable) and continuing through the second Trading Day following the date of public disclosure of the financial results for such fiscal quarter (which is generally 30 to 60 days after the end of such quarter). If such public disclosure occurs on a Trading Day before the markets open, then that day shall be considered the first Trading Day following the date of public disclosure. If such public disclosure occurs after the markets open on a Trading Day, then that day shall not be considered the first Trading Day following the date of public disclosure.
In addition to the periodic Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to FDA, EMA, or EC action on a product or product candidate, a major corporate transaction, cybersecurity incidents or material legal proceedings. Depending on the circumstances, a “special” Blackout Period may apply to all employees or only a specific group of employees. The Insider Trading Compliance Officer will provide written notice to persons subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transaction. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor,” and all Insiders should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company may not engage in any transactions in the Company’s securities in accordance with the section above captioned “Trading on Material Nonpublic Information.” Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.
Pre-clearance of Trades
•The Company has determined that all Designated Insiders must refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each Designated Insider must contact the Company’s Insider Trading Compliance Officer not less than two business days prior to commencing any trade in the Company’s securities.

•The Insider Trading Compliance Officer, or in his absence, the Chief Financial Officer or Chief Executive Officer, must pre-clear each proposed trade. For purposes of transactions involving the Chief Legal Officer, the Chair of the Board of Directors of the Company or his/her designee shall serve as the Insider Trading Compliance Officer. For purposes of transactions involving the Chief Executive Officer, the Chief Legal Officer and the Chair of the Board of Directors of the Company or his/her respective designee shall jointly serve as the Insider Trading Compliance Officer (i.e., both shall review and jointly approve transactions involving the Chief Executive Officer). The Insider Trading Compliance Officer is not under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade. Moreover, pre-clearance of a trade does not constitute confirmation that an Insider is not in possession of Material Nonpublic Information, and does not relieve an Insider from his or her obligations to comply with this Policy and refrain from trading on Material Nonpublic Information.

•Any Insider who wishes to implement (or amend) a trading plan under Rule 10b5-1 may do so by first pre-clearing the plan (or amendment) with the Insider Trading Compliance Officer in compliance with the Company’s Rule 10b5-1 Trading Plan Guidelines. An Insider may enter into (or materially amend) a trading plan only when he or she is not subject to a Blackout Period and is not in possession of Material Nonpublic Information. Transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan will not require further pre-clearance at the time of the transaction. For purposes of this paragraph, “materially amend” shall mean an amendment or other modification that changes the amount, price, or timing of the purchase or sale of the securities underlying the trading plan.
•Any Insider who wishes to enter into a transaction for tax and/or estate planning purposes during a Blackout Period or when the Insider is in possession of Material Nonpublic Information must pre-clear each proposed transaction with the Insider Trading Compliance Officer as set forth in the section below captioned “Tax and Estate Planning.”
Individual Responsibility
•Every Insider has the individual responsibility to comply with this Policy, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised in connection with any trade in the Company’s securities.
•An Insider may, from time to time, have to forgo a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forgo anticipated profit by waiting.
CERTAIN EXCEPTIONS
Stock Options Exercises
•For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker assisted “cashless” exercise of an option, or any other market sale of stock acquired upon the exercise of an option, including for the purpose generating the cash needed to pay the exercise price of an option.
Employee Stock Purchase Plan
•This Policy does not apply to purchases of Company stock in the Company’s employee stock purchase plan resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate or increase in his or her participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.
Pre-cleared Trading Plan
•As set forth above, Insiders may purchase or sell the Company’s securities during a Blackout Period and/or when in possession of Material Nonpublic Information pursuant to a pre-cleared trading plan under Rule 10b5-1 that complies with Rule 10b5-1, or any successor rule, and meets the requirements of the Company’s Rule 10b5-1 Trading Plan Guidelines.
Tax and Estate Planning

•Insiders may enter into transactions of Company securities for tax and/or estate planning purposes during a Blackout Period and/or when in possession of Material Nonpublic Information only if pre-cleared by the Insider Trading Compliance Officer and if the nature of the transaction does not present any material risk of insider trading liability. Transactions that are designed to circumvent the insider trading rules are not permitted. Depending on the circumstances, the recipients of the Company securities may be subject to restrictions on subsequent transactions of the Company securities. Insiders that are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must comply with all reporting obligations in connection with such transaction.
APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES
•This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company. Moreover, no person who, in the course of his or her relationship with the Company, learns of or is otherwise aware of material nonpublic information about the Company or any business partner that is also material to any other public traded company may trade in that other company’s securities until the information becomes public or is no longer material to that other company.
PUBLICLY TRADED OPTIONS
•A transaction in market-traded options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited with respect to the Company’s securities. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”
SHORT SALES
•Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging or Monetization Transactions.”
HEDGING OR MONETIZATION TRANSACTIONS

•Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider’s interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. Therefore, any Insider wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for preclearance of a hedging or similar arrangement must be submitted to the Board of Directors and the Company’s Insider Trading Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. This will allow the Company to consider the time and circumstances of the proposed transaction and if necessary direct how the transaction is disclosed to the public. A contribution of the Company’s securities to an exchange fund shall not be considered a form of hedging or monetization transaction subject to the additional pre-clearance procedures set forth in this section; however, such contribution shall be subject to the other provisions of this Policy applicable to trading in the Company’s securities, including the sections above captioned “Trading Blackout Period” and “Pre-clearance of Trades.”
MARGIN ACCOUNTS AND PLEDGES
•Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restriction. Thus, unless pre-cleared by the Insider Trading Compliance Officer, Insiders are prohibited from holding securities in a margin account or pledging Company securities as collateral for a loan. Any Insider preparing to use a margin account or pledge his or her Company securities must clearly demonstrate the financial capacity to satisfy the margin call or repay the loan without resort to the pledged securities. Any person proposing to hold securities in a margin account or pledge Company securities as collateral for a loan must submit a request for approval to the Insider Trading Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
POST-TERMINATION TRANSACTIONS
•This Policy continues to apply to transactions in Company securities even after an Insider has resigned or terminated employment. If the Insider who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until two Trading Days have elapsed since that information has become public or is no longer material.
INQUIRIES
•Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer.